Exhibit 3.58

ARTICLES OF INCORPORATION

OF

MERITAGE HOMES OF GEORGIA REALTY, INC.

FIRST: The name of the corporation is Meritage Homes of Georgia Realty, Inc.

SECOND: The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The character of business which the corporation initially intends actually to conduct is the development, construction, and sale of residences.

THIRD: The aggregate number of shares that the corporation shall have authority to issue is one thousand (1,000) common shares, all of which shares shall be of a single class, and shall be without par.

FOURTH: The name and street address in Arizona of the initial statutory agent of the corporation is Corporation Service Company, 2338 W. Royal Palm Road, Suite J, Phoenix, Arizona 85012.

FIFTH: The number of directors constituting the initial board of directors of the corporation is two (2). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

NAME	ADDRESS

Steven J. Hilton	8800 East Raintree Drive, Suite 300 Scottsdale, Arizona 85260

Larry W. Seay	8800 East Raintree Drive, Suite 300 Scottsdale, Arizona 85260

The number of persons to serve on the board of directors thereafter shall be fixed by the bylaws of the corporation.

SIXTH: The name and address of the incorporator is Mel Faraoni, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.

SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Section 10-202.B.1 of the Arizona Revised Statutes.

If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of director of the corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

The provisions of this Article Seventh shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article Seventh.

EIGHTH: The corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Arizona law. If Arizona law is amended to authorize corporate action broadening the corporation’s ability to indemnify its directors and officers, the corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by Arizona law, as amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of any existing or former director or officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

DATED: August 27, 2014	/s/ Mel Faraoni
Mel Faraoni, Incorporator

STATEMENT OF AFFILIATION

To the Arizona Corporation Commission:

Meritage Homes of Georgia Realty, Inc., a to-be-formed Arizona corporation, Meritage Homes of Georgia, Inc., Meritage Homes of Arizona, Inc., Meritage Homes of Colorado, Inc., Meritage Homes of Nevada, Inc., Meritage Homes of Texas Holding, Inc., Meritage Homes of Tennessee, Inc., Meritage Homes of the Carolinas, Inc. and Meritage Homes of South Carolina, Inc. are affiliated in that they have the same ultimate parent.

DATED: August 27, 2014	/s/ Mel Faraoni
Mel Faraoni, Incorporator for
Meritage Homes of Georgia Realty, Inc. and Vice President –Associate General Counsel for:
Meritage Homes of Arizona, Inc.
Meritage Homes of Colorado, Inc.
Meritage Homes of Nevada, Inc.
Meritage Homes of Texas Holding, Inc.
Meritage Homes of Tennessee, Inc.
Meritage Homes of the Carolinas, Inc.
Meritage Homes of South Carolina, Inc.
Meritage Homes of Georgia, Inc.

ACCEPTANCE OF STATUTORY AGENT

Corporation Service Company, having been appointed to serve as statutory agent for Meritage Homes of Georgia Realty, Inc., hereby accepts said appointment and agrees to serve in that capacity until replaced by the corporation or until the effective date of any resignation submitted by the undersigned.

Corporation Service Company
2338 W. Royal Palm Road, Suite J
Phoenix, Arizona 85012

By:	/s/ Karen Rose
Printed Name:	Karen Rose
Title:	Assistant VP